10990 Roe Avenue

Overland Park, KS 66211-1213

(913) 696-6100

(913) 696-6116 FAX

N E W S    R E L E A S E

Y E L L O W    C O R P O R A T I O N

September 17, 2003

For Immediate Release

YELLOW CONFIRMS AND NARROWS THIRD QUARTER 2003 GUIDANCE

➢Certain costs of proposed Roadway acquisition recognized during third quarter 2003

➢Record date established for Yellow stockholders

➢Closing of Roadway transaction targeted by year-end 2003

OVERLAND PARK, KAN. — Yellow Corporation (NASDAQ: YELL) (Yellow) today updated third quarter 2003 earnings guidance and provided information on certain acquisition-related costs recognized during the quarter. Excluding these acquisition-related costs, earnings for third quarter 2003 are expected to range from $.72 to $.77 per share. Yellow had previously provided guidance for the third quarter of $.70 to $.80 per share, which excluded acquisition costs. Including these costs, third quarter 2003 earnings are expected to be in the range of $.56 to $.61 per share.

Third quarter 2003 acquisition-related costs total about $7.8 million, or $.16 per share, and are comprised primarily of $7.4 million, or $.15 per share, in financing and other expenses related to the proposed acquisition of Roadway Corporation (NASDAQ: ROAD) (Roadway). Financing costs include interest expense on $250 million of contingent convertible notes issued in early August, fees associated with committed financing arrangements and debt prepayment costs. Other costs are primarily related to employee, investor and media communications regarding the transaction. In addition, the third quarter of 2003 will include about $.4 million, or $.01 per share, in integration costs associated with the recent acquisition of certain domestic assets of global logistics service provider GPS Logistics.

“Yellow Transportation and Meridian IQ continue their solid performance, enabling us to generate strong levels of profitability in the third quarter,” said Bill Zollars, Chairman, President and CEO of Yellow Corporation. “In addition, July and August 2003 business volumes at Yellow Transportation were approximately 10 percent above the levels experienced for the same months of 2002. As expected, September 2003 business volumes are nearer the 2002 levels, which benefited from a surge in business created by the closure of Consolidated Freightways.”

Update on Proposed Acquisition of Roadway by Yellow

Yellow has declared October 16, 2003 as the record date for Yellow stockholders in connection with the Roadway acquisition. Stockholders of Yellow common stock as of the close of trading on October 16, 2003, will have the right to participate in a special meeting of stockholders to approve matters related to the acquisition of Roadway by Yellow. The shareholder meeting is expected to occur in December 2003.

“All aspects of the Roadway acquisition are progressing as planned,” Zollars stated. “We expect to close the transaction by the end of this year.”

Third Quarter Earnings Release and Conference Call

Third quarter earnings will be released after the market close on Thursday, October 23, 2003. A teleconference review of Yellow Corporation third quarter 2003 financial results has been scheduled for October 24, 2003, beginning at 9:30 a.m. EDT, 8:30 a.m. CDT. To participate, please dial 1.888.609.3912. Callers should dial in 5 to 10 minutes prior to the start of the call.

Hosting the teleconference will be: Bill Zollars-Chairman, President and CEO, Yellow Corporation; Don Barger-Chief Financial Officer, Yellow Corporation; James Welch-President, Yellow Transportation; and Jim Ritchie-President, Meridian IQ.

The conference call will be webcast live via StreetEvents at www.streetevents.com and via the Yellow Corporation Internet site www.yellowcorp.com. An audio playback will be available beginning two hours after the call ends until midnight on October 31 by calling 1.800.642.1687 and then entering the access code, 2845435.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “expect,” “believe,” “intend,” and similar expressions are intended to identify forward-looking statements. It is important to note that the company’s actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including (without limitation), labor relations, inclement weather, price and availability of fuel, competitor pricing activity, expense volatility, changes in and customer acceptance of new technology and a downturn in general or regional economic activity.

Yellow Corporation, a Fortune 500 company, is a holding company that through wholly-owned operating subsidiaries offers its customers a wide range of asset and non-asset-based transportation services integrated by technology. Its largest subsidiary, Yellow Transportation, offers a full range of regional, national and international services for the movement of industrial, commercial and retail goods. Meridian IQ is a non-asset global transportation management company that plans and coordinates the movement of goods worldwide. Yellow Technologies provides innovative technology solutions and services exclusively for Yellow Corporation companies. Headquartered in Overland Park, Kansas, Yellow Corporation employs approximately 23,000 people.

Roadway Corporation, a Fortune 500 company included in the Dow Jones Transportation Average, is a holding company that through its operating subsidiaries offers its customers a wide range of transportation services. Its principal subsidiaries include Roadway Express and Roadway Next Day Corporation. Roadway Express is a leading transporter of industrial, commercial and retail goods in the two to five day regional and long-haul markets. Roadway Next Day Corporation is focused on business opportunities in the shorter-haul regional and next day markets. Headquartered in Akron, Ohio, Roadway Corporation employs approximately 27,000 people.

Analyst Contact:	Stephen Bruffett

Yellow Corporation

913-696-6108

steve.bruffett@yellowcorp.com

Media Contact:	Suzanne Dawson

Linden Alschuler & Kaplan

212-329-1420

sdawson@lakpr.com